As filed with the Securities and Exchange Commission on January 23, 1998
                                             _________________ Registration No.

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                    Form S-8

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                              -------------------

                             Falmouth Bancorp, Inc.
             (Exact name of registrant as specified in its charter)


               Delaware                               04-3337685
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)               Identification No.)


                                20 Davis Straits
                               Falmouth MA 02540
                                 (508) 548-3500
         (Address, including Zip Code, of principal executive offices)

                              -------------------


            1997 Stock Option Plan for Outside Directors, Officers,
                    and Employees of Falmouth Bancorp, Inc.
      1997 Recognition and Retention Plan for Outside Directors, Officers,
                    and Employees of Falmouth Bancorp, Inc.
                           (Full title of the Plans)

                              -------------------

                            Mr. Santo P. Pasqualucci
                     President and Chief Executive Officer
                           Falmouth Co-operative Bank
                                20 Davis Straits
                               Falmouth, MA 02540
                                 (508) 548-3500

                                    Copy to:

                           Richard A. Schaberg, Esq.
                            Thacher Proffitt & Wood
                         1500 K Street, N.W. Suite 200
                             Washington, D.C. 20005
                                 (202) 347-8400
    (Name and address, including Zip Code, telephone number and area code, of agent for service)

                              -------------------

                        CALCULATION OF REGISTRATION FEE


============================================================================================================

                                                   Proposed Maximum    Proposed Maximum
     Title of Securities          Amount to be      Offering Price         Aggregate           Amount of
      to be Registered            Registered(1)      Per Share(2)      Offering Price(2)    Registration Fee
-----------------------------    --------------    ----------------    -----------------    ----------------

Common Stock, $0.01 par value    203,665 shares        $19.906          $3,7773,307.00         $1,114.00

============================================================================================================

<F1>  Based on 145,475 shares of common stock of Falmouth Bancorp, Inc. (the
      "Company") reserved for issuance upon exercise of options granted pursuant to the 1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Bancorp, Inc., and 58,190 shares authorized for awards under the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Bancorp, Inc. ("Plans"). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plans, may become issuable upon exercise of options through the use of certain anti-dilution provisions.

<F2>  Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, pursuant to which a total of 42,994 shares subject to outstanding options are deemed to be offered at an exercise price of $13.375 per share, a total of 666 shares subject to outstanding options are deemed to be offered at an exercise price of $19.825 per share, and a total of 160,005 restricted shares and shares that may be acquired upon exercise of options granted in the future are deemed to be offered at $19.906 per share, the average of the daily high and low sales prices of common stock of the Company on the American Stock Exchange at the close of trading on January 22, 1998.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

         Not required to be filed with the Securities and Exchange Commission (the "Commission").


Item 2.  Registrant Information and Employee Plan Annual Information.

         Not required to be filed with the Commission.

         Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended ("Securities Act").


                                    PART II


Item 3.  Incorporation of Documents by Reference.

         The following documents and information heretofore filed with the Commission by the Registrant (File No. 01-13465) are incorporated by reference in this registration statement:

         (1) the description of the Registrant's common stock (the "Common Stock") contained in the Registrant's Registration Statement on Form S-4, dated November 27, 1996 which was filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act");

         (2) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, which was filed with the Commission pursuant to the Exchange Act; and

         (3) the Registrant's Proxy Statement, dated December 23, 1997 for its Annual Meeting of Stockholders held on January 20, 1998, filed by the Registrant pursuant to Section 14 of the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         Falmouth Bancorp, Inc. will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Mr. Geroge E. Young, III, Falmouth Co-operative Bank, 20 Davis Straits, Falmouth, Massachusetts 02540. Telephone requests may be directed to (508) 548-3500.


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("DGCL") inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, an incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

         Article X of the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL.

         Article XI of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the written request of the Company.

         Article XI, Section 11 also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Company currently maintains directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation.

         The Company has entered into Employment Agreements dated as of March 27, 1996 with each of Santo P. Pasqualucci and George E. Young III pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         3.1   Certificate of Incorporation of Falmouth Bancorp, Inc.*

         3.2   By-Laws of Falmouth Bancorp, Inc.*

         4.1 1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Bancorp, Inc.*

         4.2 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Bancorp, Inc*.

         4.3 Form of Stock Option Agreement Pursuant to the 1997 Stock Option Plan for Outside Directors, Officers and Employees of Falmouth Bancorp, Inc.

         4.4 Form of Recognition and Retention Plan Agreement Pursuant to the 1997 Recognition and Retention Plan for Outside Directors, Officers and Employees of Falmouth Bancorp, Inc.

         5.1 Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered.

        23.1 Consent of Thacher Proffitt & Wood (included in Exhibit 5.1 hereof).

        23.2   Consent of Shatswell MacLeod & Co., P.C..


* Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-1693).


Item 9.  Undertakings.

         A.  Rule 415 offering. The undersigned Registrant hereby undertakes:

             (1) For determining liability under the Securities Act , treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falmouth, Commonwealth of Massachusetts, on this __ day of January, 1998.

                                     FALMOUTH BANCORP, INC.
                                     (Registrant)


                                     By: /s/ Santo P. Pasqualucci
                                         --------------------------------------
                                         Santo P. Pasqualucci
                                         President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                  TITLE                          DATE
             ---------                                  -----                          ----


/s/ Santo P. Pasqualucci                President and Chief Executive Officer    January 19, 1998
----------------------------------      (Principal Executive Officer) and
    Santo P. Pasqualucci                Director


/s/ George E. Young, III                Vice President and Chief Financial       January 19, 1998
----------------------------------      Officer (Chief Financial and
    George E. Young, III                Accounting Officer)


/s/ Walter A. Murphy                    Chairman of the Board and Director       January 19, 1998
----------------------------------
    Walter A. Murphy


/s/ John W. Holland, Jr.                Director                                 January 19, 1998
----------------------------------
    John W. Holland, Jr.


/s/ Gardner L. Lewis                    Director                                 January 19, 1998
----------------------------------
    Gardner L. Lewis


/s/ John J. Lynch, Jr.                  Director                                 January 19, 1998
----------------------------------
    John J. Lynch, Jr.


/s/ Eileen C. Miskell                   Director                                 January 19, 1998
----------------------------------
    Eileen C. Miskell


/s/ William E. Newton                   Director                                 January 19, 1998
----------------------------------
    William E. Newton


/s/ Armand Ortins                       Director                                 January 19, 1998
----------------------------------
    Armand Ortins


/s/ Ronald L. McLane                    Director                                 January 19, 1998
----------------------------------
    Ronald L. McLane


/s/ Robert H. Moore                     Director                                 January 19, 1998
----------------------------------
    Robert H. Moore


/s/ James A. Keefe                      Director                                 January 19, 1998
----------------------------------
    James A. Keefe